This business combination involves the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

This document has been translated from part of the Japanese original for reference purposes only.  In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.  The Company assumes no responsibility for this translation or for direct, indirect or any other forms of damage arising from the translation.

Business Report of HULIC Co., Ltd. (January 1, 2011 to December 31, 2011)

1.	Current State of the Business Group
(1)	Business Progress and Results
   In the fiscal year under review, the Japanese economy finally began to show signs of recovery from the massive impact of the Great East Japan Earthquake.  However, due to concerns such as the strong yen and the European debt crisis, the situation remained unstable overall.  In the real estate industry, the outlook continued to be uncertain as vacancy ratios remained high in the market for leased office buildings and rent levels continued to be weak.
   In this environment, the HULIC Group (the “Group”), aiming to strengthen mid- to-long-term profitability and establish a platform for growth, moved forward with the reconstruction of existing buildings and the reinforcement of leasing operations, while focusing more on the buying and selling of properties in the warehousing function (bridging property ownership between a seller and a buyer) as a way of creating new earnings opportunities.
   As a result, consolidated revenue from operations in the fiscal year under review totaled ¥74,738 million, an increase of ¥41,122 million or 122.3% from the previous fiscal year.  Consolidated operating income totaled ¥19,841 million, an increase of ¥4,552 million or 29.7% from the previous fiscal year.  Consolidated ordinary income totaled ¥16,896 million, an increase of ¥4,499 million or 36.2% from the previous fiscal year, while consolidated net income totaled ¥9,336 million, a decline of ¥2,226 million or 19.2% from the previous fiscal year.
Consolidated revenue from operations increased as the result of growth in rent income, which is the mainstay of the Group, due to newly completed properties, acquired properties and properties obtained through merger and as a result of major contribution from high-value sales of real property for sale.  As a result, although the cost of revenue from operations including depreciation for newly completed properties increased over the prior year, operating income and ordinary income increased.  Consolidated net income declined from the previous fiscal year.  Although loss on the disposal of non-current assets related to the reconstruction of existing buildings, loss on reconstruction (e.g., the cost of tenant relocation), impairment losses due to the deterioration in the real estate market and loss on devaluation of investment securities resulting from deterioration in the stock market were recognized, total extraordinary losses marked a decrease from the previous fiscal year, mainly because of the large impairment loss in the previous fiscal year. Although tax expenses declined due to the impact on the tax effect of the promulgation of the so-called Revised Corporation Tax Act and the Act of Securing Financial Resources for Reconstruction on December 2, 2011, net income decreased because extraordinary gains were significantly lower than the previous fiscal year, when a merger-related gain on negative goodwill was recognized.

An overview of each businesses segment follows.
Effective from the fiscal year under review, the Company adopted the “Accounting Standard for Disclosures about Segments of an Enterprise and Related Information” (Accounting Standards Board of Japan (“ASBJ”) Statement No. 17, March 27, 2009) and “Implementation Guidance on Accounting Standards for Disclosures about Segments of an Enterprise and Related Information (ASBJ Implementation Guidance No. 20, March 31, 2008).” Because there is no change in the classification of businesses due to this standard, comparisons with prior fiscal years have been presented.

 (Real Estate)
The Group’s core business is its real estate leasing operations, involving approximately 130 buildings and properties comprising about 480,000 square meters of rentable floor space located mainly in Tokyo’s central 23 wards.  The major strategy of the Group continues to be the reconstruction of primarily aging properties to better suit them to the attributes of the locale in order to further strengthen the Company’s business model.
The fiscal year under review saw completion of construction work on Granda Omori Sanno (completed February 2011), Hulic Ginza Sukiyabashi Building (completed March 2011), Hulic Court Yukigaya (completed March 2011), Hulic Ogikubo Building (completed November 2011) and Hulic Residence Senriyama (completed December 2011).
In addition, reconstruction of the following properties is proceeding satisfactorily according to plan: Komagome Fuji Building (office wing completion planned for January 2012; residential completion planned for March 2012), Kyodo Katei Ryo (corporate family apartment, with completion planned for May 2012), Kaminarimon F Building (completion planned for June 2012), and Odenmacho Building and Dai-Ni Odenmacho Building (completion planned for August 2012).
In addition decisions were made in the fiscal year under review to initiate reconstruction of the Tsudanuma Ryo and Tsudanuma Katei Ryo (bank dormitory completion planned for March 2012 and company family dormitory completion planned for September 2012), Nishi-Ooi Ryo (completion planned for March 2013), Yoyogi Nishihara Katei Ryo (completion planned for May 2013), Takabancho Katei Ryo (completion planned for May 2013) and Musashino Nanboku Ryo (completion planned for October 2013).
In order to strengthen future earning power, the Company has been selectively acquiring high-quality properties.  In the fiscal year under review, it acquired Hulic Oimachi Ekimae Building No. 2 (Shinagawa-ku, Tokyo), and is currently reviewing other properties for possible acquisition.
Public-private partnership (PPP) operations continue to be actively developed by the Company as a new revenue source.  In addition to a consortium led by the Company being appointed project operator in the publicly solicited redevelopment project, the “Project to Effectively Utilize Hokkaido’s Tokyo Office Site” (Chiyoda-ku, Tokyo) organized by Hokkaido Prefecture, projects such as the “Revitalization of Abandoned Lot of Former Fukui Junior High School” (Taito-ku, Tokyo), for which a consortium led by the Company was appointed as project operator in the previous fiscal year, and the ongoing project, “Project for Utilization of the Superstructure in Conjunction with Rebuilding of the Shibaura Water Reclamation Center” (Minato-ku, Tokyo) are also proceeding satisfactorily. Further projects are currently under consideration.
In the previous fiscal year, the Company commenced involvement in the real estate development business based on the utilization of special purpose companies (SPCs) premised on sale upon completion.  In the fiscal year under review, the Company received from SPCs in which it previously invested dividends of ¥1,512 million from proceeds of the sale of specified assets.
In real property trading, properties were acquired (Musashino City, Tokyo and elsewhere) by utilizing the warehousing model as new means of creating earnings opportunities; one of those properties was sold, and the Company also recorded real estate revenue from the sale and delivery of co-developed condominiums (Toda City, Saitama Prefecture).

As outlined above, performance of this segment progressed favorably.  In addition to rent income from newly completed properties, acquired properties and properties obtained through merger, the contribution of large-scale sales of real property for sale drove revenue from operations for the fiscal year under review up to ¥68,221 million, an increase of ¥37,737 million or 123.7% from the previous fiscal year, with operating income reaching ¥21,623 million, an increase of ¥4,269 million or 24.6% from the previous fiscal year.

(Insurance)
Consolidated subsidiary Hulic Insurance Service Co., Ltd. has agency contracts with domestic and overseas insurance companies and markets a wide variety of insurance products to both corporate and individual customers.  Although the business environment for the insurance sector remains difficult, the Company is striving to expand its insurance business focusing on corporate customers with a priority strategy of acquiring the business rights of existing non-life insurance agents.
As a result, revenue from operations in this segment was ¥2,388 million, an increase of ¥202 million or 9.2% from the previous fiscal year, and operating income was ¥490 million, an increase of ¥42 million or 9.4% from the previous year.

(Other)
Consolidated subsidiary Hulic Build Co., Ltd. continued to obtain orders centered on repair work, restoration work upon the departure of tenants and interior finishing work for new tenants for buildings owned by the Company. A catering business was added in the year under review through consolidated subsidiary Hulic Office Service Co., Ltd., which was newly acquired in this fiscal year.  As a result, revenue from operations was ¥6,028 million, an increase of ¥4,122 million or 216.3% from the previous fiscal year, and operating income was ¥399 million, an increase of ¥215 million or 117.8% from the previous fiscal year.

(2)	Capital Expenditures
 Principal acquisitions of non-current assets during the fiscal year under review were as follows.
① Principal Acquisitions of Non-current Assets during the Fiscal Year under Review
The reconstruction works on Granda Omori Sanno (Ota-ku, Tokyo), Hulic Ginza Sukiyabashi Building (Chuo-ku, Tokyo), Hulic Court Yukigaya (Ota-ku, Tokyo), Hulic Ogikubo Building (Suginami-ku, Tokyo) and Hulic Residence Senriyama (Toyonaka City, Osaka Prefecture) were completed, and Hulic Oimachi Ekimae Building No. 2 (Shinagawa-ku, Tokyo) was acquired.
With Ginza Hakujuji Co., Ltd. (presently Hulic Ginza Co., Ltd.) having become a consolidated subsidiary, Ginza Fuji Building (Chuo-ku, Tokyo), of which Ginza Hakujuji Co., Ltd. and the Company had shared ownership, effectively becomes a wholly-owned building.
② Disposal of Significant Non-current Assets
In conjunction with the reconstruction of existing properties, the Tsudanuma dormitory and Tsudanuma corporate family apartment (Funabashi, Chiba) were demolished and disposed of.

(3)	Financing
Capital expenditures, etc., made during the fiscal year under review were funded from the Company’s own funds, borrowing from financial institutions and the issuance of short-term bonds.

(4)	Challenges Facing the Company
Based on its mid-term business plan, “Step-Up 2012” and its “Change and Speed” goals, the Group has focused on initiating a new growth stage.  As part of this strategy several Group restructuring initiatives were implemented including mergers with Senshu Shoji Co., Ltd. and with Fuyo Sogo Kaihatsu Co., Ltd. and the separation of the insurance agency business.  These steps contributed to promoting a more efficient management structure capable of rapid response to business developments and better able to provide customers with enhanced services and achieve greater profitability.
In fiscal 2012, now underway, the Company has formulated a new four-year mid-term business plan, with deepened emphasis on the concept of “Change and Speed” and aimed at maintaining and strengthening high productivity and a robust business structure.

To achieve these objectives, the Company is implementing the following strategies.
① Strengthening of the Real Estate Leasing Business
 The Group’s core business is its real estate leasing operation utilizing the rental properties that it owns and manages located mainly on sites close to train and subway stations throughout Tokyo’s 23 central wards. The Group is striving to optimize asset efficiency through rebuilding of properties with low floor-area utilization ratios, in order to increase rentable area and rent income.
In carrying out reconstruction, the Group strives to select uses, including offices, rental apartments, elderly care facilities and retail facilities, best suited to the needs of an aging society, while employing various development strategies, such as integrated development with adjacent land, in order to maintain financial discipline and enhance project profitability.
The majority of buildings are situated in superior locations near stations with a standard floor area of at least 100 tsubo (One tsubo equals approximately 3.3m2).  Because the main tenant, the Mizuho Financial Group, is a stable one, the buildings have a lower vacancy rate than the market average and enjoy a stable ordinary income in excess of ¥10 billion.  During the current fiscal year, rebuilding is being completed for 5 properties and in the next fiscal year rebuilding projects are scheduled for 8 properties, chiefly located in prime city-center sites.  As a result there will be an increase of approximately 14,500m2 in leasable area compared to prior to the rebuilding and corresponding potential for increased operating revenue.
The Group has succeeded in maintaining a low vacancy rate compared to the overall market because it owns many properties with superior locations close to stations throughout Tokyo’s 23 central wards. However, in view of the recent difficult market environment for the real estate sector, the Group continues to fortify the foundations of its real estate leasing operation by further strengthening tenant drawing power, exploiting the attractiveness of city-center properties close to train and subway stations and upgrading its organizational structure for recruiting tenants for existing buildings as well as newly rebuilt properties.
② Raising Insurance Division Earnings
In May 2009 the Insurance Division relocated to its new Torigoe Office, and in July 2010 it was separated as an independent subsidiary, Hulic Insurance Service Co., Ltd.  As a result, Hulic Insurance Service Co., Ltd., a company specializing in the insurance agency business, has created an efficient operational structure able to respond rapidly to business conditions.  The company’s basic strategy is to increase productivity through more effective sales proposals and improve customer satisfaction.  Hulic Insurance Service Co., Ltd. is working to ensure that it continues to provide the high level of service in terms of both sales and back office operations and conduct a high added value insurance agency operation.
③ Development of New Business Areas
In the area of public-private partnership (PPP) projects, in addition to the already completed “Reconstruction of Yotoku Gakusha” sponsored by Nara Prefecture, the group is currently working on the “Project for Utilization of the Superstructure in Conjunction with Rebuilding of the Shibaura Water Reclamation Center” sponsored by the Bureau of Sewerage of Tokyo Metropolitan Government, the “Project for Revitalization of the Former Site of Fukui Junior High School” sponsored by Taito-ku in Tokyo and the “Project to Effectively Utilize Hokkaido’s Tokyo Office Site” sponsored by Hokkaido Prefecture. The Group is also focusing on the buying and selling of properties based on providing a warehousing function as a new earnings source.  Looking ahead, the Group hopes to develop new sources of revenue based on new growth drivers such as the new business initiative exemplified by its PPP operations and is also working to integrate environmental protection with corporate growth through the championing of the standardization of long-life building specifications and the construction of environmentally-friendly buildings aimed at reducing total CO2 emissions.

The Group remains fully committed to further strengthening its internal control over financial reporting, risk management, compliance structure and internal control over disclosure.  In particular, in the area of risk management, the Group has established a Business Continuity Plan (BCP) and carries out periodic drills and other initiatives to further ensure readiness in the event of emergencies.
As key elements of the Group’s human resources development program, strong efforts are being focused on building cadres (highly skilled specialists) and optimal allocation of management resources for the achievement of strategic goals within each business.

(5)	Financial Position and Income/Loss
① Summary of Group Financial Position and Income/Loss
		Fiscal year ended December 31, 2008	Fiscal year ended December 31, 2009	Fiscal year ended December 31, 2010	Fiscal year ended December 31, 2011
Revenue from operations	(Millions of yen)	31,221	31,229	33,616	74,738
Ordinary income	(Millions of yen)	10,934	10,939	12,396	16,896
Net income	(Millions of yen)	5,917	22,042	11,562	9,336
Net income per share	(Yen)	43.16	151.39	73.03	54.65
Total assets	(Millions of yen)	372,965	379,924	455,903	476,244
Net assets	(Millions of yen)	46,477	69,739	98,644	104,356
Net assets per share	(Yen)	306.12	468.01	569.98	603.49

② Summary of Financial Position and Income/Loss of the Company

		Fiscal year ended December 31, 2008	Fiscal year ended December 31, 2009	Fiscal year ended December 31, 2010	Fiscal year ended December 31, 2011
Revenue from operations	(Millions of yen)	30,669	30,220	30,730	67,268
Ordinary income	(Millions of yen)	10,289	10,101	11,114	15,908
Net income	(Millions of yen)	5,485	21,584	10,567	8,781
Net income per share	(Yen)	39.79	147.40	66.40	51.16
Total assets	(Millions of yen)	329,688	339,243	424,045	442,562
Net assets	(Millions of yen)	38,994	62,183	90,620	95,834
Net assets per share	(Yen)	266.30	424.66	527.95	558.32

(6)	Significant Parent Company and Subsidiary Matters
① Relation with Parent Company
N.A.
② Status of Significant Subsidiaries

Name	Stated Capital (Thousands of yen)	Ratio of voting rights held by the Company (%)	Principal Business
Hulic Build Co., Ltd.	90,000	100.0	Construction contracting
Hulic Building Management Co., Ltd.	10,000	100.0	Real estate
Hulic Fukuoka Co., Ltd.	70,000	100.0	Real estate
Hulic Insurance Service Co., Ltd.	350,000	100.0	Insurance
Hulic Hotel Management Co., Ltd.	200,000	100.0	Hotel management and operation
Hulic Office Service Co., Ltd.	20,000	100.0	Catering and meal supply
Hulic Ginza Co., Ltd.	5,000	100.0	Real estate
Sendai Ichibancho Development Special Purpose Company	1,900,100	— (100.0)	Real estate
NK Investment (Godo Kaisha)	1,500	— (100.0)	Real estate
Note:	The ratio of voting rights in parentheses is the ratio of voting rights of closely related persons or consenting persons and is excluded.

(7)	Description of Principal Businesses (as of December 31, 2011)

Business Segment	Principal Activities
Real estate business	Real estate leasing, real estate development, condominium business, real estate investment, asset management, etc.
Insurance business	Insurance agency operations
Other	Construction contracting, design and construction management, etc.

(8)	Primary Business Locations (as of December 31, 2011)
Name of Company	Designation	Location
Hulic Co., Ltd.	Headquarters	Chuo-ku, Tokyo
Hulic Build Co., Ltd	Headquarters	Chuo-ku, Tokyo
Hulic Building Management Co., Ltd.	Headquarters Osaka Office Sapporo Administration Office	Chuo-ku, Tokyo Chuo-ku, Osaka Chuo-ku, Sapporo
Hulic Fukuoka Co., Ltd.	Headquarters	Chuo-ku, Fukuoka City
Hulic Insurance Service Co., Ltd.	Headquarters Kansai Branch Nagoya Branch	Taito-ku, Tokyo Chuo-ku, Osaka Naka-ku, Nagoya
Hulic Hotel Management Co., Ltd.	Headquarters	Chuo-ku, Tokyo
Hulic Office Service Co., Ltd.	Headquarters	Chuo-ku, Tokyo
Hulic Ginza Co., Ltd.	Headquarters	Chuo-ku, Tokyo
Sendai Ichibancho Development Special Purpose Company	Headquarters	Chiyoda-ku, Tokyo
NK Investment (Godo Kaisha)	Headquarters	Chiyoda-ku, Tokyo

(9)	Employees (as of December 31, 2011)
① Employees of the Group
Business Segment	No. of Employees	Compared to Prior Fiscal Year End
Real estate business	101 (10)	+16 (+2)
Insurance business	148 (28)	-1 (+2)
Other	73 (16)	+59 (+16)
Corporate (common)	53 (15)	+3 ( - )
Total	375 (69)	+77 (+20)
Notes:	1.
The number of employees is the number of regular employees (excluding employees seconded to companies outside of the Group and including seconded employees accepted by the Group from companies outside of the Group).  The numbers in parentheses are the average number in the fiscal year of temporary employees (including employees sent from temporary staffing agencies and part-time temporary employees) in addition to regular employees.

2.	Figures for Corporate (common) include regular and temporary employees in administrative positions who cannot be classified under a particular business segment.

② Employees of the Company
No. of Employees	Compared to Prior Fiscal Year End	Average Age	Average of Length of Continuous Employment
106 (18)	-8 (-14)	44 years and 3 months	4 years and 0 months
Note:
The number of employees is the number of regular employees (excluding employees seconded to companies outside of the Company and including seconded employees accepted by the Company from companies outside of the Company).  The numbers in parentheses are the average number in the fiscal year of temporary employees (includes employees sent from temporary staffing agencies and part-time temporary employees) in addition to regular employees.

(10)	Principal Lenders (as of December 31, 2011)
Lender	Amount
Mizuho Bank, Ltd.	67,155 million yen
Mizuho Trust & Banking Co., Ltd.	27,825 million yen
Chuo Mitsui Trust & Banking Co., Ltd.	27,775 million yen

(11)	Other Significant Matters (Group)
① Company Separation

   At a Board of Directors’ Meeting held on February 4, 2011, the Company decided that wholly-owned subsidiaries Hulic Build Co., Ltd. and Hulic Property Management Co., Ltd. (now Hulic Building Management Co., Ltd), would take over, effective July 1, 2011, parts of the business of Senshu Office Service Co., Ltd. (now Hulic Office Service Co., Ltd.), subject to Senshu Office Service Co., Ltd. becoming a wholly-owned subsidiary, through a company separation.  This company separation was carried out on July 1, 2011.

② Merger
a.	Merger with NK Investment (Godo Kaisha)
   At a Board of Directors’ Meeting held on November 21, 2011, the Company decided to carry out a merger, effective April 1, 2012 (scheduled), of NK Investment (Godo Kaisha) with and into the Company, with the Company as the surviving company.  A merger agreement was entered into on the same date.

b.	Merger with Shoei Co., Ltd.
At a Board of Directors’ Meeting held on December 20, 2011, the Company decided to a conclude a basic merger agreement between the Company and Shoei Co., Ltd. (“Shoei” both companies collectively, the “Two Companies”) providing for the consolidation of the businesses of the Two Companies by means of a merger (the “Merger”) effective July 1, 2012 (scheduled) of the Company with and into Shoei, with Shoei as the surviving company, and the Two Companies entered into a Basic Merger Agreement on the same date. Subsequently, at a Board of Directors’ Meeting held on February 2, 2012, it was resolved to enter into the merger agreement and a merger agreement of the same date was entered into with Shoei. A proposal regarding the Merger will be put to a vote at the Company’s 72nd Annual Shareholders’ Meeting scheduled for March 23, 2012.

2.	Matters Regarding the Shares of the Company (as of December 31, 2011)

(1)	Total number of authorized shares	544,000,000
(2)	Total number of issued shares	171,645,800
(3)	Number of shareholders	13,911
(4)	Major shareholders (top 10)

Name of Shareholder	Number of Shares	% of Total
Tokyo Tatemono Co., Ltd	(Thousands of shares) 15,890	% 9.25
Meiji Yasuda Life Insurance Company	15,335	8.93
Sompo Japan Insurance Inc.	15,327	8.92
Yasuda Real Estate Co., Ltd.	10,212	5.94
Mizuho Trust & Banking Co., Ltd., Retirement Benefit Trust Account for Oki Electric Industry Co., Ltd. Re-entrust Trustee, Trust & Custody Services Bank, Ltd.	9,877	5.75
The Yasuda Warehouse Co., Ltd.	9,710	5.65
Japan Mortgage Co., Ltd.	9,400	5.47
Mizuho Capital Co., Ltd.	9,011	5.24
Tokio Marine & Nichido Fire Insurance Co., Ltd.	7,821	4.55
Shoei Co., Ltd.	7,000	4.07
 Note: Calculations in the ‘% of Total’ column do not include treasury shares (82 shares).

(5)	Other Important Matters Concerning Shares
N.A.

3.	Matters Regarding the Stock Acquisition Rights of the Company
(1)	Stock Acquisition Rights Held by Directors and Officers at the End of the Fiscal Year under Review

	Date of resolution authorizing issuance	March 27, 2008
	Number of stock acquisition rights		12,420
	Type and number of shares subject to stock acquisition rights	Common shares (Shares per stock acquisition right	1,242,000 100)
	Payments for stock acquisition rights	None
	Amount to be paid upon exercise of the stock acquisition rights	Per share	946 yen
	Exercise period for stock acquisition rights	March 28, 2010 – April 24, 2017
	Conditions for exercise of stock acquisition rights	(See notes)
Holdings of directors and officers	Directors (excluding outside directors)	Number of stock acquisition rights Number of shares subject to stock acquisition rights Number of holders	1,040 104,000 4
	Outside directors	Number of stock acquisition rights Number of shares subject to stock acquisition rights Number of holders	— — —
	Corporate auditors	Number of stock acquisition rights Number of shares subject to stock acquisition rights Number of holders	— — —
Notes: The conditions for the exercise of the stock acquisition rights are as follows.
1.	The stock acquisition rights may only be exercised in whole.
2.
Persons who have received an allocation of stock acquisition rights (“Stock Acquisition Rights Holders”) must be directors, company auditors or employees of the Company or its affiliates at the time they exercise the stock acquisition rights; however, the stock acquisition rights may be exercised up to one year from the date of loss of position in the case of retirement upon expiration of the term of office, retirement at the compulsory retirement age or for any other reason judged valid by the Board of Directors.

3.	Stock Acquisition Rights Holders may not exercise the stock acquisition rights if they violate laws and regulations or the rules of the Company or its affiliates.
4.
If a Stock Acquisition Rights Holder dies, one, and only one, of the statutory heirs (the “Rights Successor”) may exercise the rights under the stock acquisition rights; however, if the inheritance procedures for the Rights Successor have commenced, such heir may not inherit the stock acquisition rights.

5.	Stock acquisition rights may not be exercised for two years subsequent to an offering decision.

(2)	Stock Acquisition Rights Granted to Employees during the Fiscal Year Under Review
N.A.

(3)	Other Matters Regarding Stock Acquisition Rights
N.A.

4.	Matters Regarding the Directors and Corporate Auditors of the Company
(1)	Names, etc., of Directors and Corporate Auditors (as of December 31, 2011)
Position in the Company	Name	Responsibilities and Significant Concurrent Positions
President and Representative Director	Saburo Nishiura
Representative Director and Senior Executive Managing Officer	Hidehiro Shiga
Director and Executive Managing Officer	Shinji Furuichi
Director and Executive Managing Officer	Takanobu Shimizu
Director	Takaya Maeda	General Manager, Project Planning Department
Director	Tsukasa Miyajima
Director	Hideo Yamada
Full-time Corporate Auditor	Kunihiro Mizoguchi
Corporate Auditor	Yoshihiro Inoue	Representative Director and Vice President, Tobishima Corporation
Corporate Auditor	Koichi Nezu	Representative Director and President, TOBU Department Store Co., Ltd.
Corporate Auditor	Nobuyuki Kobayashi
Notes:	1.	Directors Tsukasa Miyajima and Hideo Yamada are outside directors.
2.	Corporate Auditors Kunihiro Mizoguchi, Yoshihiro Inoue and Koichi Nezu are outside corporate auditors.
3.	Corporate Auditor Nobuyuki Kobayashi is a Certified Public Accountant and has considerable knowledge of finance and accounting.
4.	The Company has designated Directors Tsukasa Miyajima and Hideo Yamada as independent directors based on the rules of the Tokyo Stock Exchange, and has notified the stock exchange accordingly.

(2)	Total Amount of Compensation of Directors and Corporate Auditors
Position	Number of Persons Paid	Amount Paid
Directors (of which Outside Directors )	7 (2)	251,258 thousand yen (16,212 thousand yen)
Corporate Auditors (of which Outside Corporate Auditors)	4 (4)	45,608 thousand yen (45,608 thousand yen)
Total (of which outside officers)	11 (6)	296,866 thousand yen (61,820 thousand yen)
Notes:	1.	The portion of salary as an employee is not included in the total amount of director compensation for employee directors.
2.
The maximum total annual amount of Directors’ compensation was set by resolution of the Extraordinary Shareholders’ Meeting held on December 8, 2006 at ¥300,000,000 (not including portions of salary as employee).

3.	The maximum total annual amount of Corporate Auditors’ compensation was set by resolution of the Extraordinary Shareholders’ Meeting held on December 8, 2006 at ¥50,000,000.
4.
The following items are included in the above Amount Paid: Directors’ and Corporate Auditors’ compensation bonuses pertaining to the fiscal year under review of ¥43,450 (¥39,650,000 for 7 Directors and ¥3,800,000 for 4 Corporate Auditors).

(3)	Matters Regarding Outside Directors and Corporate Auditors
Position	Name	Activities, etc.
Director	Tsukasa Miyajima	He attended all of the 14 Board of Directors’ Meetings held during the fiscal year and made statements contributing to the sound development of the Company.
Director	Hideo Yamada	He attended all of the 14 Board of Directors’ Meetings held during the fiscal year and made statements contributing to the sound development of the Company.
Full-time Corporate Auditor	Kunihiro Mizoguchi
He attended all of the 14 Board of Directors’ Meetings held during the fiscal year and all 10 of the Board of Corporate Auditors’ meetings held during the fiscal year and made statements contributing to the sound development of the Company. He serves concurrently as outside corporate auditor for the Company’s following subsidiaries: Hulic Build Co., Ltd., Hulic Building Management Co., Ltd., Hulic Fukuoka Co., Ltd., Hulic Insurance Service Co., Ltd., Hulic Hotel Management Co., Ltd. and Hulic Office Service Co., Ltd., in all cases without compensation.

Corporate Auditor	Yoshihiro Inoue
He attended 13 of the 14 Board of Directors’ Meetings held during the fiscal year and attended 9 of the 10 of the Board of Corporate Auditors’ meetings held during the fiscal year and made statements contributing to the sound development of the Company. He serves as Representative Director and Vice President of Tobishima Corporation. The Company has no special relationship with Tobishima Corporation.

Corporate Auditor	Koichi Nezu
He attended 13 of the 14 Board of Directors’ Meetings held during the fiscal year, also attended all 10 of the Board of Corporate Auditors’ meetings held during the fiscal year and made statements contributing to the sound development of the Company. He serves as Representative Director and President of TOBU Department Store Co., Ltd. The Company has no special relationship with TOBU Department Store Co., Ltd.

Corporate Auditor	Nobuyuki Kobayashi
He attended 13 of the 14 Board of Directors’ Meetings held during the fiscal year and attended all 10 of the Board of Corporate Auditors’ meetings held during the fiscal year and made statements contributing to the sound development of the Company.

(4)	Summary of Agreements Limiting Liability
Pursuant to the provisions of Paragraph 1, Article 427 of the Company Act, the Company has executed an agreement with its Outside Directors and Outside Corporate Auditors excluding Full-time Corporate Auditor limiting their liability for damages prescribed in Paragraph 1, Article 423 of the Company Act to the maximum amount stipulated by laws and regulations.

5.	Independent Auditor
(1)	Name	Ernst & Young ShinNihon LLC

(2)	Summary of Content of Agreement Limiting Liability
Pursuant to the provisions of Paragraph 1, Article 427 of the Company Act, the Company has executed an agreement with Ernst & Young ShinNihon LLC limiting its liability for damages prescribed in Paragraph 1, Article 423 of the Company Act to the maximum amount stipulated by laws and regulations.

(3)	Amount of Compensation of the Independent Auditor in the Fiscal Year Under Review
① Amount of compensation as Independent Auditor pertaining to the fiscal year under review
51,600 thousand yen
② Total amount of money or other property interests payable to the Independent Auditor by the Company and its subsidiaries
58,550 thousand yen

Note:
Because in the auditing contract between the Company and the Independent Auditor no clear distinction is made between the amounts of compensation, etc., for auditing based on the Company Act and auditing based on the Financial Products Transaction Act, and in actuality such a distinction cannot be made, the amount of compensation, etc., in this fiscal year shown in ① is the total amount for the two.

(4)	Non-auditing Work
Apart from the work prescribed in Paragraph 1, Article 2 of the Certified Public Accountants Act, the Company pays the Independent Auditor for advisory services regarding International Financial Reporting Standards (IFRS).

(5)	Policy Regarding Decisions on Dismissal or Non-reappointment of the Independent Auditor
If the Board of Auditors finds that the Independent Auditor is subject to any of the items prescribed in Paragraph 1, Article 340 of the Company Act, it shall dismiss the Independent Auditor by the unanimous consent of its members.  Furthermore, if for example due to violations of the Certified Public Accountants Act the Independent Auditor is judged to be failing to perform its duties appropriately, the Board of Directors, with the consent or at the request of the Board of Auditors, shall propose at a Shareholders’ Meeting the dismissal or non-reappointment of the Independent Auditor.

6.	System to Ensure Appropriate Business Operations
A summary of decisions made on the systems for ensuring that the execution of the duties by Directors is in compliance with laws and regulations and the Charter of the Company and ensuring the appropriateness of other business of the Company is set forth below.

(1)	Systems to Ensure that the Business Execution by Directors, Executive Officers and Employees is in Compliance with Laws and Regulations and the Charter of the Company
The Company considers compliance a priority management issue.  “Hulic’s Basic Principles of Corporate Conduct” require strict compliance with all laws, regulations and rules and execution of business activities fairly and in good faith in a manner which does not depart from social norms.
Through the creation and revision of a Compliance Program by the Compliance Committee, the Company strives to conduct business with a strong awareness of the requirements of compliance.
The Company considers the elimination of antisocial influences such as organized crime one of the internal control responsibilities of its Directors. In its “Compliance Manual” it is stated that “antisocial activities and influences should be opposed with an unyielding attitude and any relationship whatsoever with antisocial forces be prevented.”
The Company ensures compliance through the establishment of Company rules, employee training and the establishment of an internally and externally-used “Compliance Hotline” based on “Hulic’s Basic Principles of Corporate Conduct.”  By means of the supervision of the Board of Directors and the Board of Corporate Auditors and audit by the Corporate Auditors and the Independent Auditor, it maintains systems for ensuring that Directors, Executive Officers and employees in the execution of their duties are in compliance with laws, regulations and the Charter of the Company.

(2)	System Concerning the Storage and Administration of Information Relating to the Directors’ Performance of their Duties
Based on its Charter and other separately established internal rules, among others, the Company has developed and maintains a system for the storage and administration of information relating to the Directors’ performance of their duties by means of the preparation of important documents including Board of Directors minutes and circular memos for approval, and their storage for a specified period of time.
To appropriately store and administer information handled and obtained in the course of business, the Company has established an “Information Security Policy” and other rules and ensures the appropriate administration of information.
In addition, “Basic Policies for the Establishment, Operation and Evaluation of Internal Controls Concerning Financial Reporting” have been established and are being appropriately implemented.

(3)	System for Rules Concerning Management of Risk of Loss
The Company has created “Basic Rules of Risk Management,” and by convening quarterly meetings of the “Risk Management Committee,” collects and analyzes risk monitoring indicators, and ensures appropriate risk management in response to changes in risk.
Apart from the above, the Company has established rules concerning the administration of information and has created a “Business Continuity Plan” to prepare it for large-scale emergencies, through which it maintains a system concerning the management of risk of loss.  With the Risk Management Committee taking the lead, the Company works on an ongoing basis to enhance risk management so as to be ready to respond promptly and appropriately to various risks which may arise in conjunction with changes in the external and operating environment.

(4)	System to Ensure Efficiency in the Directors’ Performance of their Duties
The Company strives to maintain and improve a system for ensuring that the duties of Directors are efficiently performed through, for example, the adoption of an executive officer system, budget management based on an annual plan, and operation of a “Management Board” as an advisory body of the President that deliberates particularly important matters concerning business execution.

(5)	System to Ensure the Appropriate Operation of the Business Group (the Company and its Subsidiaries)
The Company strives to maintain and improve a system to secure the appropriate operation of the business group (the Company and its subsidiaries) by, for example, having in place a framework for having consultations with or receiving reports from subsidiaries in regard to designated important matters in accordance with the Company’s “Rules for Management Control of Affiliate Companies,” by the Company’s Internal Audit Division conducting audits of subsidiaries, by applying mutatis mutandis to subsidiary SPCs the Company’s various rules pertaining to real estate operations.

(6)	Matters Relating to Employees Who Are Asked by Corporate Auditors to Assist Them in their Work
If a Corporate Auditor requests the placement of employees to assist him/her in his/her work, employees are placed in accordance with prescribed procedures.

(7)	Matters Concerning the Independence from the Directors of the Employees Mentioned in the Preceding Paragraph
If an employee referenced in the preceding clause is placed in response to a request of a Corporate Auditor, the consent of the Corporate Auditor(s) must be obtained and other steps are taken to ensure the employee’s independence from the Directors.

(8)	System for Directors, Executive Officers and Employees to Report to Corporate Auditors and the Board of Corporate Auditors and System for Other Reports to Corporate Auditors
Directors, Executive Officers and employees shall brief the Board of Corporate Auditors or Corporate Auditors:
①	When they discover a circumstance that could cause significant damage to the Company,
②
When it is thought that a Director, Executive Officer or employee is carrying out an act, or there is a risk of he/she carrying out an act, which is a significant violation of a law, regulation or the Charter of the Company, or

③	On other matters required by laws and regulations, the Corporate Auditors or the Board of Corporate Auditors.

(9)	Other Systems to Ensure Effective Implementation of Audits by Corporate Auditors
The Company strives to maintain, and improve as necessary, a system to ensure the effective implementation of audits by Corporate Auditors through their attendance at Board of Directors’ and Management Board meetings, the holding of periodic discussions with Directors and the circulation of important circular memos for approval.

Consolidated Financial Statements
Consolidated Balance Sheet
(as of December 31, 2011)
(Thousands of yen)
ASSETS		LIABILITIES
Item	Amount	Item	Amount
Total current assets	22,758,829	Total current liabilities	97,126,710
Cash and deposits	12,843,393	Short-term debt	8,450,000
Notes and operating accounts receivable	1,610,010	Long-term debt payable within one year	66,952,000
Real property for sale	7,193,972	Short-term corporate bonds	9,999,088
Advance payments – construction in progress	12,641	Accounts payable	1,246,832
Supplies	10,691	Income taxes payable	5,481,012
Deferred tax assets	427,582	Cash in advance	2,711,136
Other current assets	663,883	Allowance for employees’ bonus	43,139
Allowance for doubtful accounts	(3,247)	Allowance for directors’ and corporate auditors’ bonus	65,520
Non-current assets	453,443,333	Other current liabilities	2,177,981
Tangible non-current assets	353,916,700	Total long-term liabilities	274,760,365
Buildings and structures	84,304,894	Corporate bonds	12,100,000
Machinery, equipment and materials handling equipment	552,339	Long-term debt	212,823,000
Land	263,809,688	Deferred tax liabilities	16,760,092
Construction in progress	5,004,990	Allowance for employees’ retirement benefits	339,634
Other tangible non-current assets	244,786	Allowance for directors’ and corporate auditors’ retirement benefits	72,177
Intangible non-current assets	19,931,528	Deposits from tenants	32,498,088
Goodwill	1,190,381	Other long-term liabilities	167,374
Leasehold rights	18,183,675	Total liabilities	371,887,076
Other intangible non-current assets	557,471	Shareholders’ equity
Investments and other assets	79,595,104	Total shareholders’ equity	98,161,482
Investment securities	74,896,856	Common stock	12,326,879
Long-term loans	2,492	Additional paid-in capital	11,966,879
Lease deposits	1,882,144	Retained earnings	73,990,747
Deferred tax assets	292,132	Treasury stock	(123,023)
Other investments and assets	2,521,529	Accumulated other comprehensive income	4,924,033
Allowance for doubtful accounts	(50)	Net unrealized holding gains on securities	4,924,033
Deferred assets	41,808	Minority interests	1,271,478
New development costs	41,808	Total net assets	104,356,995
Total assets	476,244,071	Total liabilities and total net assets	476,244,071

Consolidated Statement of Income/Loss
(January 1, 2011 to December 31, 2011)

(Thousands of yen)
Item	Amount
Revenue from operations		74,738,567
Cost of revenue from operations		48,333,832
Gross operating profit		26,404,735
Selling, general and administrative expenses		6,563,014
Operating income		19,841,720
Non-operating income
Interest income	92,667
Dividend income	791,981
Equity in income of affiliated companies	321,383
Other revenue – termination of lease contracts	235,293
Other	158,717	1,600,043
Non-operating expenses
Interest expenses	4,342,200
Other	203,287	4,545,488
Ordinary income		16,896,275
Extraordinary gains
Gain on sales of investment securities	950,764
Gain on negative goodwill	27,082
Gain on step acquisitions	20,710
Other	2,848	1,001,405
Extraordinary losses
Loss on disposal of non-current assets	627,208
Loss on reconstruction of buildings	248,226
Loss on devaluation of investment securities	2,769,727
Impairment loss	711,242
Loss on adjustment for changes of accounting standard for asset retirement obligations	176,119
Other	12,597	4,545,121
Income before income taxes and minority interests		13,352,559
Current income taxes	7,276,636
Deferred income taxes	(3,347,042)	3,929,593
Income before minority interests		9,422,965
Gain on minority interests		86,366
Net income		9,336,599

Consolidated Statements of Changes in Shareholders’ Equity
(From January 1, 2011 to December 31, 2011)
(Thousands of yen)
	Shareholders’ equity
	Common stock	Additional paid-in capital	Retained earnings	Treasury stock	Total shareholders’ equity
Balance as of December 31, 2010	12,326,879	11,966,879	67,057,188	(123,023)	91,227,923
Changes in items during the year
Cash dividends paid			(2,403,040)		(2,403,040)
Net income			9,336,599
Net changes in items other than shareholders’ equity
Total changes in items during the year	—	—	6,933,559	—	6,933,559
Balance as of December 31, 2011	12,326,879	11,966,879	73,990,747	(123,023)	98,161,482

	Accumulated other comprehensive income		Minority interests	Total net assets
	Net unrealized holding gains on securities	Accumulated other comprehensive income
Balance as of December 31, 2010	6,133,805	6,133,805	1,282,868	98,644,597
Changes in items during the year
Cash dividends paid				(2,403,040)
Net income				9,336,599
Net changes in items other than shareholders’ equity	(1,209,772)	(1,209,772)	(11,389)	(1,221,161)
Total changes in items during the year	(1,209,772)	(1,209,772)	(11,389)	5,712,397
Balance as of December 31, 2011	4,924,033	4,924,033	1,271,478	104,356,995

Notes to Consolidated Financial Statements

1.	Amounts shown have been rounded down to the nearest unit.

2.	Significant items relating to the basis of presentation of the consolidated financial statements
(1)	Scope of consolidation
① Status of consolidated subsidiaries
•	Number of consolidated subsidiaries	9
•	Names of principal consolidated subsidiaries	Hulic Build Co., Ltd.
Hulic Building Management Co., Ltd.
Hulic Fukuoka Co., Ltd.
Hulic Insurance Service Co., Ltd.
Hulic Hotel Management Co., Ltd.
Hulic Office Service Co., Ltd.
Hulic Ginza Co., Ltd.
Sendai Ichibancho Development Special Purpose Company
NK Investment (Godo Kaisha)
Hulic Hotel Management Co., Ltd. is included among consolidated subsidiaries because it was newly established and became a subsidiary during the fiscal year under review.
Because Senshu Office Service Co., Ltd. was acquired and became a subsidiary during the fiscal year, it is also included among consolidated subsidiaries, with its name being changed to Hulic Office Service Co., Ltd.
Because Ginza Hakujuji Co., Ltd. was acquired and became a subsidiary during the fiscal year, it is also included among consolidated subsidiaries, with its name being changed to Hulic Ginza Co., Ltd.
NK Capital Co., Ltd. was liquidated during the fiscal year and is therefore not included among consolidated subsidiaries.

②  Non-consolidated subsidiaries
•	Name of principal non-consolidated subsidiary	Kiyukai LLC
•	Reason for excluding from the scope of consolidation
The non-consolidated subsidiary is excluded because it is small in scale and its total assets, sales, revenue and net income (amounts corresponding to the equity interest) and retained earnings (amount corresponding to the equity interest) and others would not have a material impact on the consolidated financial statements.

(2)	Application of the equity method

① Non-consolidated companies and affiliated companies accounted for by the equity method
•	Number of companies accounted for by the equity method	9
•	Names of principal companies	Tokyo Fudousan Kanri Co., Ltd.
Tokyo Building Service Co., Ltd.
Heiwa Kanzai Co., Ltd.
Sun Arrows Investment Co., Ltd.
Fine Credit Co., Ltd
Toshi Saikaihatsu Investment (Godo Kaisha)
R40 (Godo Kaisha)
Surugadai Kaihatsu Special Purpose Company
Higashi-Ikebukuro (Godo Kaisha)

② Non-consolidated subsidiaries and affiliated companies not accounted for by the equity method
•	Name of principal company	Avanti Staff Co., Ltd.
•	Reason equity method not applied
Companies have been excluded from the scope of equity accounting if in terms of their net income (amount corresponding to the equity interest) and retained earnings (amount corresponding to the equity interest) they would have an insignificant effect on the consolidated financial statements and they lack materiality.

③ Items warranting special mention concerning procedures in the application of equity accounting
Financial statements based on their respective reporting dates are used for those equity-accounted companies whose reporting dates differ from the consolidated reporting date.  Necessary adjustments are made to consolidated accounts to account for important transactions that occurred between the end of those companies’ fiscal year and the end of the consolidated fiscal year.

(3)	Fiscal years of consolidated subsidiaries

The fiscal year of Hulic Fukuoka Co., Ltd. ends on March 31. Provisional financial statements of that company for the period up to the consolidated reporting date were relied upon in preparing the consolidated financial statements.
The fiscal year of Sendai Ichibancho Development Special Purpose Company ends on July 31.  The consolidated financial statements were prepared relying on provisional financial statements of that company.
However, necessary adjustments are made to consolidated accounts to account for important transactions that occurred between the end of those companies’ fiscal year and the end of the consolidated fiscal year.
The reporting dates of other consolidated subsidiaries are the same as the consolidated reporting date.
(4)	Accounting standards
① Valuation standards and methods for material assets
a.	Available-for-sale securities
•	With market values
Stated at fair value based on the average of the market price for the one month period up to and including the consolidated fiscal year-end date (All unrealized gains and losses are treated as a component of net assets, with the cost of securities sold calculated according to the moving average method).

•	Without market values	Stated at cost, using the moving average method
b.	Inventories
•	Real property for sale	Stated at cost, using the specific identification method (amount shown on balance sheet calculated by reducing the book value based on diminished profitability.)

•	Advance payments – construction in progress

Stated at cost, using the specific identification method (amount shown on balance sheet calculated by reducing the book value based on diminished profitability.)

•	Supplies	Stated at cost, using the first-in, first-out method (amount shown on balance sheet calculated by reducing the book value based on diminished profitability)

② Method of depreciation of material depreciable assets
a.	Tangible non-current assets (excluding lease assets)	The declining balance method is used. However the straight line method is used for buildings acquired after April 1, 1998. Primary useful lives are as follows. Buildings and structures: 2 – 50 years
b.	Intangible non-current assets (excluding lease assets)	The straight line method is used. For software for internal use, this is based on the length of time it can be used within the company (5 years).

③ Treatment of material deferred assets
a.	New development costs	Uniform depreciation over a five-year period.
b.	Bond issuance costs	All costs are expensed at the time of disbursement.
④Accounting standards for material allowances
a.	Allowance for doubtful accounts
To provide for losses from doubtful loan receivables, the amount expected to be irrecoverable is calculated based on the default rate for general loan receivables, and by individually considering the recoverability of loans for specific loans at risk of default.

b.	Allowance for bonuses	To provide for the payment of bonuses to officers, an amount is appropriated based on the amount expected to be paid in the year under review.

c.	Allowance for directors’ and corporate auditors’ bonus

To provide for the payment of bonuses to directors and corporate auditors, an amount is appropriated based on the amount expected to be paid in the year under review.

d.	Allowance for retirement benefits
To provide for retirement benefits to employees, the amount deemed as arising at the balance sheet date is recorded based on the expected amounts of employee retirement benefit obligations and the pension assets as at the end of the year under review.

Past service liabilities are treated as an expense, using the straight-line method using a defined period (5 years) not exceeding the average remaining years of service of employees when such past service liability arises.

Actuarial differences are expensed using the straight-line method over a set number of years (5 years) not to exceed the average remaining years of employee service in the year in which the liabilities arise.

e.	Allowance for directors’ and corporate auditors’ retirement benefits

In order to provide for directors’ and corporate auditors’ retirement benefits, some consolidated subsidiaries recognize the amount estimated to be payable for year under review based on their internal rules.

⑤ Significant hedge accounting methods
a.	Hedge accounting method	Special accounting treatment is used for interest rate swaps meeting the requirements for this treatment.
b.	Hedging mechanisms and hedged items

Hedging mechanisms --- Interest rate swaps
Hedged items --- Borrowings
c.	Hedging policy	Interest rate swaps are carried out to mitigate interest rate volatility risk and hedged items are identified by individual contract.

d.	Method of evaluating the effectiveness of hedges

An evaluation of effectiveness is not undertaken for interest rate swaps meeting the requirements for special treatment.
⑥ Method of amortization of good will and period of amortization
                     Goodwill is amortized uniformly over a five-year period.
⑦ Other significant matters in the preparation of the consolidated financial statements
Accounting for consumption taxes          Net of tax method.
(5)	Significant changes to accounting policies for consolidated financial statements
(Application of the Accounting Standard for Asset Retirement Obligations)
Effective in the fiscal year under review, the Company adopted the Accounting Standard for Asset Retirement Obligations (ASBJ Statement No. 18 of March 31, 2008) and the Guidance on Accounting Standard for Asset Retirement Obligations (ASBJ Guidance No. 21 of March 31, 2008).
As a result, operating income and ordinary income were both reduced by 26,572 thousand yen and income before income taxes and minority interests was reduced by 202,691 thousand yen.
(6)	Additional information
(Application of Accounting Standard for Presentation of Comprehensive Income)
Effective in the fiscal year under review, the “Accounting Standard for Presentation of Comprehensive Income (ASBJ Statement No. 25 of June 30, 2010)” has been implemented; however, the amounts shown for “other accumulated comprehensive income” and “total accumulated other comprehensive income” for the prior fiscal year are the amounts for “valuation and translation gains and losses, etc.” and “total valuation and translation gains and losses, etc.”
(Transfer of Real Property for Sale)
In the business year under review, 1,921,403 thousand yen previously recorded as real property for sale has been transferred to non-current assets because it will be used in the real estate leasing operation and thus, the purpose for which it is held has changed.

3. Notes to the Consolidated Balance Sheets
(1) Pledged assets and secured obligations

Assets pledged as collateral are listed below.

Buildings and structures	10,346,193,000 yen
Land	21,866,211,000 yen
Total	32,212,404,000 yen

Secured obligations are listed below.

Long-term debt payable within one year	16,895,000,000 yen
Long-term debt	4,685,000,000 yen
Total	21,580,000,000 yen
(Non-recourse loans within this amount)	(21,525,000,000 yen)

Pursuant to Article 112 of the Act on Securitization of Assets (Act No. 105 of 1998), Sendai Ichibancho Development Special Purpose Company has pledged assets as general security for 100,000,000 yen of its bonds, and its payment obligations under the bonds are limited to this extent.

(2) Accumulated depreciation of tangible non-current assets               45,055,959,000 yen

(3) Additional commitments

The Company has additional commitments of 6,400,000,000 yen (the amount corresponding to the Company’s share) with respect to Surugadai Kaihatsu Special Purpose Company’s obligations to repay borrowings.

4. Notes to the Consolidated Statements of Changes in Shareholders’ Equity

(1) Total number of outstanding shares

Class of shares	Number of shares at prior year end	Increase during the year under review	Decrease during the year under review	Number of shares at year end
Common shares	171,645,000 shares	- shares	- shares	171,645,000 shares

(2) Number of treasury shares

Class of shares	Number of shares at prior year end	Increase during the year under review	Decrease during the year under review	Number of shares at year end
Common shares	831,000 shares	- shares	- shares	831,000 shares

(3) Cash dividends paid

(i) Amount of dividends paid

Dividends approved at the Annual General Meeting of Shareholders held on March 24, 2011

Class of shares	Common shares
Aggregate dividend amount	1,544,811,000 yen
Dividend amount per share	9 yen
Record date	December 31, 2010
Effective date	March 25, 2011

Dividends approved at the Board of Directors meeting held on July 28, 2011

Class of shares	Common shares
Aggregate dividend amount	858,228,000 yen
Dividend amount per share	5 yen
Record date	June 30, 2011
Effective date	September 5, 2011

(ii) Of the dividends with a record date falling in the fiscal year under review, the following dividends have an effective date that falls in the subsequent fiscal year

Dividends to be submitted for approval at the Annual Meeting of Shareholders to be held on March 23, 2012

Class of shares	Common shares
Aggregate dividend amount	1,029,874,000 yen
Source	Retained earnings
Dividend amount per share	6 yen
Record date	December 31, 2011
Effective date	March 26, 2012

(4) Subscription rights to shares as of December 31, 2011

Approved at the March 27, 2008 Annual General Meeting of Shareholders and by the Board of Directors
Class of underlying shares	Common shares
Number of underlying shares	1,242,000 shares
Outstanding subscription rights to shares	12,420 subscription rights
Note: Excludes those for which the first day of the exercise period has not arrived.

5. Financial instruments

(1) Information about the status of financial instruments

(i) Policies concerning the use of financial instruments

It is the policy of the Group to secure necessary funding mainly by obtaining bank loans and by issuing corporate bonds and short-term notes (commercial paper).  Temporary surpluses are invested mainly in highly liquid financial assets. Derivative transactions are used to avoid risk as explained below, and it is the Group’s policy not to engage in speculative transactions.

(ii) Description of financial instruments, their risks, and the risk management framework

The notes and operating accounts receivable that represent the Group’s operating receivables are subject to customer credit risk.  By managing this type of risk by due date and by balance for each counterparty, the Group seeks to detect and reduce concerns about the recovery of such receivables due to a worsening financial or other situation at the earliest time.

Investment securities consist mainly of shares in companies with which the Company has a business relationship, silent partnership interests in special purpose companies, and priority interests in special purpose companies.  Each of these is subject to the risk of market price fluctuations and the credit risk of the respective issuer.  In order to manage such risks, the Group gauges the fair value of the instruments and the financial condition of the issuers on a regular basis.

The guarantee deposits placed on deposit for leased properties are subject to the credit risk of the counterparty.

Loans, corporate bonds, and short-term notes (commercial paper) are used mainly to obtain the funding needed for working capital and capital investment, and these come due at the longest within approximately 10 years of the closing date.  Some of these instruments carry a variable interest rate and are therefore subject to the risk of interest rate fluctuations.  However, this risk is hedged by using derivatives (interest rate swaps).

Derivative transactions are interest rate swaps that are used to hedge the risk that the interest paid on borrowings will fluctuate.  For information about hedge accounting, including hedging mechanisms, hedged items, hedging policies, and methods for evaluating the effectiveness of hedges, please see item (4) “Accounting Policies,” (v) “Significant Hedge Accounting Methods,” under “Basis of Preparation for the Consolidated Financial Statements.”

The liquidity risk associated with financing is managed by preparing cash flow projections in a timely fashion.

(iii) Supplemental information concerning the fair value of financial instruments

Fair values of financial instruments include not only values based on market prices, but also where there is no market price, reasonable calculations of value. Because variables are used in the calculation of these values, these values will vary if different assumptions are used.

(2) Fair value of financial instruments

The amounts presented in Consolidated Balance Sheets as of December 31, 2011 (the closing date for the consolidated fiscal year under review), the fair values, and the differences between these amounts are presented below.  Items for which it is extremely difficult to identify a fair value are not included in the following table.

	Amount on the Consolidated Balance Sheets (thousands of yen)	Fair value (thousands of yen)	Difference (thousands of yen)
(i) Cash and deposits	12,843,393	12,843,393	－
(ii) Notes and operating accounts receivable	1,610,010	1,610,010	－
(iii) Investment securities	32,738,172	32,738,172	－
Total assets	47,191,577	47,191,577	－
(i) Short-term debt	8,450,000	8,450,000	－
(ii) Long-term debt payable within one year and long-term debt	279,775,000	283,475,247	3,700,247
(iii) Short-term corporate bonds	9,999,088	9,999,088	－
(iv) Corporate bonds	12,100,000	12,364,097	264,097
Total liabilities	310,324,088	314,288,433	3,964,344
Derivative transactions	－	－	－

Notes

1. Methods for calculating the fair value of financial instruments and matters concerning securities and derivative transactions

Assets

(1) Cash and deposits

Cash and deposits have short durations and are therefore stated at book value because book value approximates fair value.

(2) Notes and operating accounts receivable

Unless there are substantial changes in the counterparty’s credit situation subsequent to the contract, notes and operating accounts receivable are stated at book value because book value approximates fair value during the recovery period.

(3) Investment securities

Listed equities are stated at quoted market prices and debt securities are stated at the prices quoted by market-making financial institutions.

Liabilities

(1) Short-term debt, (3) Short-term corporate bonds

These have short durations, and are therefore stated at book value because book value approximates fair value.

(2) Long-term debt payable within one year and long-term debt

For debt with a fixed interest rate, the value is calculated by discounting the total principal and interest at the putative interest rate for similar new borrowing.  Debt with a variable interest rate is stated at book value because book value is thought to approximate fair value since variable interest rate reflects market interest rates in the short term.

For debt with a variable interest rate that is subject to the special treatment for interest rate swaps, the principal and interest is treated as a unit with the relevant interest rate swaps, and the total amount is discounted using the putative interest rate for similar new borrowing.

(4) Corporate bonds

Corporate bonds are mainly stated at market prices.

Derivative transactions

Because derivative transactions subject to the special treatment for interest rate swaps are treated as a single unit with the long-term debt that is being hedged, the stated fair value is incorporated in the fair value of the relevant long-term debt.

2. Financial instruments for which it is extremely difficult to identify a fair value

Classification	Amount on the Consolidated Balance Sheets (thousands of yen)
Investment securities
Subsidiaries and affiliates (*1)	24,261,443
Available-for-sale securities
Unlisted equity securities (*1)	12,618,310
Other investment securities (e.g. silent partnership interests and priority interests) (*1)	5,278,929
Guarantee deposits (*2)	1,882,144
Deposits from tenants (*3)	32,498,088
1. A fair value is not presented because there are no market prices for these items, and therefore it is extremely difficult to identify a fair value.

2. A fair value is not presented because there are no market prices for these items, it is difficult to determine the real remaining term of these items, it is extremely difficult to reasonably estimate cash flow, and the amounts are not significant.

3. A fair value is not presented because there are no market prices for these items, it is difficult to determine the real remaining term of these items, and it is extremely difficult to reasonably estimate cash flow.

6. Notes concerning rental properties

The Company and some of its consolidated subsidiaries own rental office buildings, rental housing, and rental retail facilities in Tokyo and other geographic areas for the purpose of generating rental income.  Some of the rental office space is used by the Company and some of its consolidated subsidiaries and is treated as real estate that is partly used as rental property.

The amounts presented in Consolidated Balance Sheets for these rental properties and real estate that is partly used as rental property, the changes in their values during the period, and their fair values are presented below.

	Amount on the Consolidated Balance Sheets (thousands of yen)			Fair Value as of December 31, 2011 (thousands of yen)
	Value as of December 31, 2010	Change during the period	Value as of December 31, 2011
Rental properties	320,127,264	12,045,053	332,172,317	385,625,863
Real estate that is partly used as rental property	32,969,834	6,140,443	39,110,278	36,959,261
Notes:

1. The amounts presented in the Consolidated Balance Sheets are the amount after deducting accumulated depreciation and accumulated impairment losses from acquisition cost.

2. The change during the period is mainly attributable to the purchase of real estate (20,620,998,000 yen).

3. For major properties, the fair values as of December 31, 2011 are amounts that are based on written real estate appraisals performed by outside real estate appraisers or amounts determined by the Company based on “Real Estate Appraisal Standards,” and for other properties the amounts are determined by the Company by using indicators that are thought to appropriately reflect market prices.  However, when there has been no significant change in certain assessed values or in indicators that are thought to appropriately reflect market prices since the time of the purchase from a third party or since the latest valuation, the amount shown is an adjusted amount using such assessed values or indicators. Because it is believed that there is little change in the fair value of properties that were acquired during the period, value shown on the Consolidated Balance Sheets is treated as fair value for these newly-acquired properties.

  The income generated from rental properties and real estate that is partly used as rental property during the year ended December 2011 is presented below.

	Rental income (thousands of yen)	Rental expenses (thousands of yen)	Difference (thousands of yen)	Other income (loss) (thousands of yen)
Rental properties	29,339,333	11,166,297	18,173,035	(1,099,840)
Real estate that is partly used as rental property	2,861,144	1,471,863	1,389,281	(84,533)
Notes:

1. Real estate that is partly used as rental property includes some properties that are used by the Company and some of its consolidated subsidiaries to provide services or for business management, and the rental income associated with this is not shown above.  The expenses associated with such properties (depreciation, repair costs, insurance premiums, and taxes and fees) are included in rental expenses.

2. Other income represents the impairment loss and loss on disposal of non-current assets that are recorded as “extraordinary losses.”

7. Notes concerning per-share data

(1) Net assets per share	603.49 yen
(2) Net income per share	54.65 yen

8. Notes concerning material subsequent events

[Reconstruction of the Hulic Shinjuku Building]

The Company’s Board of Directors on February 2, 2012 resolved to start reconstruction of the Hulic Shinjuku Building in Shinjuku ku, Tokyo.

This is to improve efficiency of fixed assets utilization through active reconstruction of its real estate holdings.

The reconstruction of this building is expected to give rise to a loss on disposal of non-current assets and other extraordinary losses of approximately 3.5 billion yen in the fiscal year ending December 31, 2012 and beyond.

[Business combination through acquisition]

At the February 2, 2012 board of directors’ meeting, the Company resolved to consummate a merger with Shoei Co., Ltd. based on the basic merger agreement which was entered into by the Company and Shoei on December 20, 2011 and the companies entered into a merger agreement on the same date.  Pursuant to the merger, the Company will merge into Shoei, with Shoei as the surviving entity.

(1) Name and description of the business of the acquired company, principal reasons for the business combination, date of business combination, legal form of the business combination, company name after the business combination, and grounds for determining acquiring entity.

(i) Name and description of the business of the acquired company

Name of the acquired company:	Shoei

Business activities:	Real estate and securities investments

(ii) Main reasons for the business combination

In light of the current challenging business environment, including the state of the real estate market, the Company aims to realize sustainable growth in enterprise value through the Merger while increasing returns to shareholders by building upon the Company’s stable operational base and financial base to consolidate the real estate operations of Shoei,  which is seeking to stabilize its operations, thereby maximizing the potential of the stable assets that are owned by both Companies.

(iii) Business combination date

July 1, 2012 (planned)

(iv) Legal form of the business combination

Under the merger, the Company will merge into Shoei, with Shoei as the surviving entity.

(v) Corporate name after the business combination

Hulic Co., Ltd.

(vi) Main grounds for determining acquiring entity

It was determined that the Company will be the acquiring entity in accordance with the concepts of the Accounting Standard for Consolidated Financial Statements (ASBJ Statement No. 22 of June 30, 2010).

(2) Exchange ratios by class of share, method for calculating the share exchange ratio, and number of shares to be delivered

(i) Exchange ratios by class of share

	Shoei (surviving entity)	Hulic (absorbed entity)
Exchange ratio (common shares)	1	3

Note: The above ratio is subject to change upon mutual consultation between the Company and Shoei in the event that a material change occurs to factors on which the analyses of the ratio were based.

(ii) Method for calculating the share exchange ratio

The Company retained Mizuho Securities Co., Ltd. and Shoei retained Merrill Lynch Japan Securities to conduct independent third party financial analyses of the share exchange ratio.  Each company considered the results of such analyses and comprehensively considered such other important factors as the financial and asset conditions of each company, forecasts of operations and share price movements.  After careful discussions and negotiations regarding the share exchange ratio, the companies reached an agreement.

(iii) Number of shares to be delivered

Common shares          493,937,154 shares (planned)

No shares will be allotted for shares of the Company’s common stock held by Shoei (7,000,000 shares of common stock as of December 31, 2011) and treasury stock held by the Company (82 shares of common stock as of December 31, 2011) immediately prior to the effectiveness of the Merger.

The number of shares to be transferred pursuant to the Merger may be adjusted due to changes in the number of treasury shares held by the Company or exercise of stock warrants with respect to the Company’s common stock.

Non-Consolidated Financial Statements

Balance Sheet
(As of December 31, 2011)
(Thousands of yen)
ASSETS		LIABILITIES
Item	Amount	Item	Amount
Current assets	16,258,766	Current liabilities	78,918,243
Cash and deposits	6,001,423	Short-term debt	8,450,000
Operating accounts receivable	2,143,722	Affiliate short-term debt	950,000
Real property for sale	7,193,972	Long-term debt payable within one year	50,057,000
Supplies	6,662	Short-term corporate bonds	9,999,088
Prepaid expenses	250,910	Lease obligations	1,034
Deferred tax assets	350,347	Accounts payable	62,661
Other current assets	311,728	Accrued expenses	1,056,354
Non-current assets	426,303,382	Income taxes payable	5,175,989
Tangible non-current assets	318,141,668	Cash in advance	2,665,250
Buildings	72,197,996	Deposits held	56,413
Structures	1,026,061	Allowance for employees’ bonuses	30,550
Machinery and equipment	494,852	Allowance for directors’ and corporate auditors’ retirement benefits	43,450
Vehicles and materials handing equipment	4,791	Asset retirement obligations	32,587
Tools, appliances and fixtures	155,601	Other current liabilities	337,863
Land	239,287,865	Long-term liabilities	267,809,310
Lease assets	5,597	Corporate bonds	12,000,000
Construction in progress	4,968,903	Long-term debt	208,138,000
Intangible non-current assets	18,772,579	Lease obligations	4,722
Leasehold rights	18,228,440	Deferred tax liabilities	15,732,497
Software	506,920	Allowance for employees’ retirement benefits	94,547
Other intangible non-current assets	37,218	Deposits from tenants	31,683,333
Investments and other assets	89,389,134	Asset retirement obligations	156,209
Investment securities	50,617,371	Total liabilities	346,727,553
Affiliate shares	9,857,303	NET ASSETS
Equity interests	16,590	Shareholders’ equity	90,970,381
Equity interests in affiliates	24,427,367	Common stock	12,326,879
Bankruptcy and other claims	50	Additional paid-in capital	11,966,879
Long-term prepaid expenses	843,519	Capital surplus	11,966,879
Lease deposits	2,274,877	Retained earnings	66,676,677
Other investments and other assets	1,352,104	Legal retained earnings	190,000
Allowance for doubtful accounts	(50)	Other retained earnings	66,486,677
		Reserve for advanced depreciation of non-current assets	15,691,712
		General reserve	28,636,500
		Retained earnings brought forward	22,158,464
		Treasury stock	(54)
		Valuation and translation adjustments	4,864,214
		Valuation difference on available-for-sale securities	4,864,214
		Total net assets	95,834,596
Total assets	442,562,149	Total liabilities and net assets	442,562,149

Statements of Income/Loss
(January 1, 2011 to December 31, 2011)

(Thousands of yen)
Item	Amount
Revenue from operations
Revenue from leasing operations	35,729,847
Real estate sales	31,538,825	67,268,672
Cost of revenue from operations
Cost of revenue from leasing operations	14,334,928
Cost of real estate sales	30,592,591	44,927,519
Gross operating profit		22,341,152
Selling, general and administrative expenses		4,019,003
Operating income		18,322,148
Non-operating income
Interest income	1,357
Interest from securities	90,340
Dividend income	963,581
Income from termination of lease contracts	230,430
Other non-operating income	257,728	1,543,438
Non-operating expenses
Interest expense	3,727,125
Interest on corporate bonds	166,634
Other non-operating expenses	63,474	3,957,234
Ordinary income		15,908,352
Extraordinary gains
Gain on sales of investment securities	950,764
Reversal of provision for losses on doubtful accounts	7,709	958,474
Extraordinary losses
Loss on disposal of non-current assets	627,364
Loss on replacement of buildings	248,226
Investment securities valuation loss	2,769,727
Impairment losses	711,242
Adjustment for adoption of accounting standard for asset retirement obligations	176,119
Other	20,228	4,552,909
Income before income taxes		12,313,917
Income taxes - current	6,744,136
Income taxes - deferred	(3,211,826)	3,532,309
Net income		8,781,608

Statements of Changes in Shareholders’ Equity
(January 1, 2011 to December 31, 2011)

(Thousands of yen)
	Shareholders’ Equity
	Common stock	Additional paid-in capital
		Capital surplus	Total additional paid-in capital
Balance at December 31, 2010	12,326,879	11,966,879	11,966,879
Changes in items during the year
Provision of reserve for advanced depreciation of non-current assets
Reversal of reserve for advanced depreciation of non-current assets
Cash dividends paid
Net income
Changes during the business year in items other than shareholders equity (net)
Total changes in items during the year	－	－	－
Balance at December 31, 2011	12,326,879	11,966,879	11,966,879

	Shareholders’ Equity
	Retained earnings					Treasury stock	Total shareholders’ equity
	Legal Retained Earnings	Other retained earnings			Total retained earnings
		Reserve for advanced depreciation of non-current assets	General reserve	Retained earnings brought forward
Balance at December 31, 2010	190,000	14,538,829	28,636,500	16,932,779	60,298,109	(54)	84,591,813
Changes in items during the year
Provision of reserve for advanced depreciation of non-current assets		1,200,394		(1,200,394)	－		－
Reversal of reserve for advanced depreciation of non-current assets		(47,512)		47,512	－		－
Cash dividends paid				(2,403,040)	(2,403,040)		(2,403,040)
Net income				8,781,608	8,781,608		8,781,608
Changes during the business year in items other than shareholders equity (net)
Total changes in items during the year	－	1,152,882	－	5,225,685	6,378,567	－	6,378,567
Balance at December 31, 2011	190,000	15,691,712	28,636,500	22,158,464	66,676,677	(54)	90,970,381

	Valuation and translation adjustments		Total net assets
	Valuation difference on available-for-sale securities	Total valuation and translation adjustments
Balance at December 21, 2010	6,028,704	6,028,704	90,620,518
Changes in items during the year
Provision of reserve for advanced depreciation of non-current assets			－
Reversal of reserve for advanced depreciation of non-current assets			－
Cash dividends paid			(2,403,040)
Net income			8,781,608
Changes during the business year in items other than shareholders equity (net)	(1,164,490)	(1,164,490)	(1,164,490)
Total changes in items during the year	(1,164,490)	(1,164,490)	5,214,077
Balance at December 31, 2011	4,864,214	4,864,214	95,834,596

Notes to the Non-Consolidated Financial Statements

1. Amounts have been rounded down to the nearest presented whole unit.

2. Matters concerning to significant accounting policies

(1) Valuation standards and methods for material assets
(i) Subsidiary and affiliate shares	Stated at cost, using the moving average method
(ii) Available-for-sale securities
- With market values
Stated at fair value based on the average of the market price for the one month period up to and including the fiscal year-end date (All unrealized gains and losses are treated as a component of net assets, with the cost of securities sold calculated according to the moving average method).

-Without market values	Stated at cost, using the moving average method
(iii) Inventory
Real property for sale	Stated at cost, using the specific identification method (amount shown on balance sheet calculated by reducing the book value based on diminished profitability)
Supplies	Stated at cost, using the first-in, first-out method (amount shown on balance sheet calculated by reducing the book value based on diminished profitability)
(2) Depreciation methods for non-current assets
(i) Tangible non-current assets (excluding lease assets)	The declining balance method is used. However, the straight-line method is used for buildings acquired after April 1, 1998. …..Useful lives are as follows. …..Buildings: 2-50 years
(ii) Intangible non-current assets (excluding lease assets)	The straight-line method is used. For software for internal use, this is based on the length of time it can be used within the company (5 years).
(3) Treatment for deferred assets
Corporate bond issuance expenses	All costs are expensed at the time of disbursement.
(4) Reporting standards for allowances
(i) Allowance for doubtful accounts
To provide for losses from doubtful loan receivables, the amount expected to be irrecoverable is calculated based on the default rate for general loan receivables, and by individually considering the recoverability of loans for specific loans at risk of default.

(ii) Allowance for bonuses	To provide for the payment of bonuses to officers, an amount is appropriated based on the amount expected to be paid in the year under review.
(iii) Allowance for directors’ and corporate auditors’ bonus	To provide for the payment of bonuses to directors and corporate auditors, an amount is appropriated based on the amount expected to be paid in the year under review.

(iv) Allowance for employees’ retirement benefits
To provide for retirement benefits to employees, the amount deemed as arising at the balance sheet date is recorded based on the expected amounts of employee retirement benefit obligations and the pension assets as at the end of the year under review.

Past service liabilities are treated as an expense, using the straight-line method using a defined period (5 years) not exceeding the average remaining years of service of employees when such past service liability arises.
Actuarial differences are expensed using the straight-line method over a set number of years (5 years) not to exceed the average remaining years of employee service in the year in which the liabilities arise.

(5) Hedge accounting method
(i) Hedge accounting method	The special treatment is used for interest rate swaps that meet the requirements for this treatment.
(ii) Hedging mechanisms and hedged items	Hedge mechanisms: interest rate swaps Hedged items: Borrowings
(iii) Hedging policies	Interest rate swaps are carried out to mitigate interest rate volatility risk and hedged items are identified by individual contract.
(iv) Method of evaluating the effectiveness of hedges	An evaluation of effectiveness is not undertaken for interest rate swaps meeting the requirements for special treatment.
(6) Other basis of preparation for the financial statements
Accounting for consumption taxes	Net of tax method.
(7) Changes in accounting methods
(Adoption of the accounting standard for asset retirement obligations)
Effective in the fiscal year under review, the Company adopted the Accounting Standard for Asset Retirement Obligations (ASBJ Statement No. 18 of March 31, 2008) and the Guidance on Accounting Standard for Asset Retirement Obligations (ASBJ Guidance No. 21 of March 31, 2008).

As a result, operating income and ordinary income were both reduced by 26,572 thousand yen and income before income taxes and minority interests was reduced by 202,691 thousand yen.
(8) Additional information
(Transfer of real property for sale)
In the business year under review, 1,921,403 thousand yen previously recorded as real property for sale has been transferred to non-current assets because it will be used in the real estate leasing operation and thus, the purpose for which it is held has changed.

3. Notes to the Balance Sheets

(1) Accumulated depreciation of tangible non-current assets	41,709,558,000 yen

(2) Additional commitments

The Company has additional commitments of 6,400,000,000 yen (the amount corresponding to the Company’s share) with respect to Surugadai Special Purpose Company’s obligations to repay borrowings.

(3) Monetary obligations/claims with respect to affiliates

(i) Short-term monetary claims	1,859,865,000 yen
(ii) Short-term monetary obligations	34,076,000 yen
(iii) Long-term monetary claims	409,290,000 yen
(iv) Long-term monetary obligations	91,473,000 yen

4. Notes to the Statements of Income

Amount of transactions with affiliates

Operating transactions	Revenue from operations	1,660,907,000 yen
	Amount of Goods Purchased	4,465,989,000 yen
	Selling, general and administrative expenses	253,501,000 yen
	Total	6,380,398,000 yen
Non-operating transactions		353,714,000 yen

5. Notes to the Statements of Changes in Shareholders’ Equity

Number of treasury shares

	Number of shares at prior year end	Increase during the year under review	Decrease during the year under review	Number of shares at year end
Common shares	0 shares	- shares	- shares	0 shares

6. Notes concerning tax effect accounting

Breakdown of principal reasons for deferred tax assets and deferred tax liabilities

(Thousands of yen)

Deferred tax assets
Inventory valuation loss	182,749
Investment securities valuation loss	3,340,167
Golf club membership valuation loss	19,581
Allowance for employees’ retirement benefits	34,903
Accrued enterprise taxes	434,563
Accrued enterprise location taxes	7,378
Allowance for bonuses	12,403
Impairment losses	2,755,654
Land valuation loss	232,976
Subsidiary shares from company separation	65,167
Other deferred tax assets	202,625
Deferred tax assets subtotal	7,288,172
Valuation reserve	(5,755,659)
Total deferred tax assets	1,532,512
Deferred tax liabilities
Investment securities valuation gain	(1,631,492)
Land valuation gain	(4,464,734)
Reserve for advanced depreciation of non-current assets	(8,704,444)
Valuation difference on available-for-sale securities	(1,713,473)
Liabilities adjustment account	(341,417)
Other deferred tax liabilities	(59,098)
Total deferred tax liabilities	(16,914,662)
Net deferred tax liabilities	(15,382,149)

7. Notes concerning non-current assets used through leases

Not applicable.

8. Notes on related party transactions

Subsidiaries and affiliates

Type	Company name	Capital or investment (thousands of yen)	Nature of business or occupation	Voting interest (%)	Nature of relationship		Nature of transaction	Transaction amount (thousands of yen)	Accounting classification	Year- end balance (thousands of yen)
					Interlocking officers	Business relationship
Affiliate	Surugadai Development Special Purpose Company	50,000,100	Real estate	Held in the related party: -- Held by the related party: --	None	Senior interest in the relevant company	Additional commitments	6,400,000	－	－
Notes:

1. Transaction terms and method for determining transaction terms

The Company has additional commitments with respect to Surugadai Development Special Purpose Company’s obligations to repay borrowings.

2. Transaction amounts do not include consumption tax.

9. Notes concerning per-share data

(1) Net assets per share	558.32 yen
(2) Net income per share	51.16 yen

10. Notes on material subsequent events

[Reconstruction of the Hulic Shinjuku Building]

The Company’s Board of Directors on February 2, 2012 resolved to start reconstruction of the Hulic Shinjuku Building in Shinjuku-ku, Tokyo.

This is to improve efficiency of fixed assets utilization through active reconstruction of its real estate holdings.

The reconstruction of this building is expected to give rise to a loss on disposal of non-current assets and other extraordinary losses of approximately 3.5 billion yen in the fiscal year ending December 31, 2012 and beyond.

[Business combination through acquisition]

At the February 2, 2012 board of directors’ meeting, the Company resolved to consummate a merger with Shoei Co., Ltd. based on the basic merger agreement which was entered into by the Company and Shoei on December 20, 2011 and the companies entered into a merger agreement on the same date.  Pursuant to the merger, the Company will merge into Shoei, with Shoei as the surviving entity.

(1) Name and description of the business of the acquired company, principal reasons for the business combination, date of business combination, legal form of the business combination, company name after the business combination, and grounds for determining acquiring entity.

(i) Name and description of the business of the acquired company

Name of the acquired company:	Shoei

Business activities:	Real estate and securities investments

(ii) Main reasons for the business combination

In light of the current challenging business environment, including the state of the real estate market, the Company aims to realize sustainable growth in enterprise value through the Merger while increasing returns to shareholders by building upon the Company’s stable operational base and financial base to consolidate the real estate operations of Shoei,  which is seeking to stabilize its operations, thereby maximizing the potential of the stable assets that are owned by both Companies.

(iii) Business combination date

July 1, 2012 (planned)

(iv) Legal form of the business combination

Under the merger, the Company will merge into Shoei, with Shoei as the surviving entity.

(v) Corporate name after the business combination

Hulic Co., Ltd.

(vi) Main grounds for determining acquiring entity

It was determined that the Company will be the acquiring entity in accordance with the concepts of the Accounting Standard for Consolidated Financial Statements (ASBJ Statement No. 22 of June 30, 2010).

(2) Exchange ratios by class of share, method for calculating the share exchange ratio, and number of shares to be delivered

(i) Exchange ratios by class of share

	Shoei (surviving entity)	Hulic (absorbed entity)
Exchange ratio (common shares)	1	3

Note: The above ratio is subject to change upon mutual consultation between the Company and Shoei in the event that a material change occurs to factors on which the analyses of the ratio were based.

(ii) Method for calculating the share exchange ratio

The Company retained Mizuho Securities Co., Ltd. and Shoei retained Merrill Lynch Japan Securities to conduct independent third party financial analyses of the share exchange ratio.  Each company considered the results of such analyses and comprehensively considered such other important factors as the financial and asset conditions of each company, forecasts of operations and share price movements.  After careful discussions and negotiations regarding the share exchange ratio, the companies reached an agreement.

(iii) Number of shares to be delivered

Common shares           493,937,154 shares (planned)

No shares will be allotted for shares of the Company’s common stock held by Shoei (7,000,000 shares of common stock as of December 31, 2011) and treasury stock held by the Company (82 shares of common stock as of December 31, 2011) immediately prior to the effectiveness of the Merger.

The number of shares to be transferred pursuant to the Merger may be adjusted due to changes in the number of treasury shares held by the Company or exercise of stock warrants with respect to the Company’s common stock.

Consolidated Financial Statement Accounting Audit Report

Report of Independent Auditors
February 14, 2012
The Board of Directors
Hulic Co., Ltd.
Ernst & Young ShinNihon LLC
Engagement Partner Managing Partner	Certified Public Accountant	Kazunobu Sugawara	Seal
Engagement Partner Managing Partner	Certified Public Accountant	Shouhei Harada	Seal

   In accordance with the provisions of Article 444(4) of the Company Act, we have audited the accompanying consolidated financial statements of Hulic Co., Ltd. for its 72nd fiscal year starting January 1, 2011 and ending December 31, 2011, including the consolidated balance sheet, consolidated statement of income, consolidated statement of changes in equity, and the consolidated notes to the financial statements. These consolidated statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements from an independent position.
   We conducted our audits in accordance with auditing standards generally accepted in Japan.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of consolidated financial statements.  We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and cash flows of Hulic Co., Ltd. and the consolidated subsidiaries comprising the corporate group for the period under review, in conformity with accounting principles generally accepted in Japan.

Additional Information
   As noted under important subsequent events, at its Board of Directors meeting held on February 2, 2012, Hulic Co., Ltd. resolved to enter into a merger agreement with Shoei Co., Ltd., which provides for a merger in which the Company will merge into Shoei, with Shoei as the surviving company, and on the same day concluded the merger agreement concerning the merger with Shoei.

   Neither our firm nor its managing partners have any financial interest in the Company disclosure of which would be required under the provisions of the Certified Public Accountants Act.

Financial Statement Accounting Audit Report
Report of Independent Auditors
February 14, 2012
The Board of Directors
Hulic Co., Ltd.
Ernst & Young ShinNihon LLC
Limited Partner Managing Partner	Certified Public Accountant	Kazunobu Sugawara	Seal
Limited Partner Managing Partner	Certified Public Accountant	Shouhei Harada	Seal

   In accordance with the provisions of Article 436(2)(i) of the Company Act, we have audited the accompanying financial statements of Hulic Co., Ltd. for its 72nd fiscal year starting January 1, 2011 and ending December 31, 2011, including the balance sheet, statement of income, statement of changes in equity, and the notes to the financial statements and accompanying schedules.  These statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements from an independent position.
   We conducted our audits in accordance with auditing standards generally accepted in Japan.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of financial statements.  We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position and cash flows of Hulic Co., Ltd. for the period under review, in conformity with accounting principles generally accepted in Japan.

Additional Information
   As noted under important subsequent events, at its Board of Directors meeting held on February 2, 2012, Hulic Co., Ltd. resolved to enter into a merger agreement with Shoei Co., Ltd., which provides for a merger in which the Company will merge into Shoei, with Shoei as the surviving company, and on the same day concluded the merger agreement concerning the merger with Shoei.

   Neither our firm nor its managing partners have any financial interest in the Company disclosure of which would be required under the provisions of the Certified Public Accountants Act.

Board of Corporate Auditors Audit Report
Audit Report

  The Board of Corporate Auditors has received from each of the corporate auditors the audit reports regarding the business performance of the directors of the Company during the 72nd fiscal year starting January 1, 2011 and ending December 31, 2011.  Upon discussion of the reports, we have prepared this Audit Report, and hereby report as follows.

1.  Method and nature of audits performed by the corporate auditors and the Board of Corporate Auditors.

The Board of Corporate Auditors established an audit policy and audit plan.  In addition to receiving reports from the corporate auditors regarding the status and results of said audits, the Board of Corporate Auditors also received reports on the status of business execution from directors and accounting auditors, and requested further explanation when necessary.

Each of the corporate auditors worked in compliance with the audit standards for corporate auditors established by the Board of Corporate Auditors, and in accordance with the audit policies and plans, worked to establish communication with directors, the Internal Audit Division, and other employees in collecting information and establishing an audit environment.  In addition, they attended meetings of the Board of Directors and other important meetings, receiving reports from the directors and other employees regarding execution of their duties, and, when necessary, requesting further explanations.  The auditors also inspected important approval documents, and investigated business and financial conditions at the head office and other principal offices.  Additionally, the auditors received regular reports from directors and other employees regarding the establishment and operation of the Company’s system of internal controls, formulated and established by vote of the Board of Directors as set forth in Article 100(1) and (3) of the Ordinance for Enforcement of the Company Act, as required to ensure that the execution of the duties of directors described in the Business Report are in compliance with the law and the Company’s Charter, and to otherwise ensure that operations are appropriate to a joint stock company. The auditors requested further explanations when necessary, and presented their opinions.  Regarding subsidiaries, the Board of Corporate Auditors worked to communicate and exchange information with the directors and auditors of subsidiaries, and when necessary, received business reports from said subsidiaries.  The above methods were used to examine the business report and accompanying notes for the current fiscal year.

Furthermore, in addition to monitoring and verifying whether the accounting auditor maintained an independent position and conducted appropriate audits, we received reports from the accounting auditor regarding the execution of its duties, and requested further explanations when necessary.  In addition, we received notice from the accounting auditor that it had in place systems for ensuring the proper execution of duties (as set forth in each Item of Article 131 of the Ordinance for Corporate Accounting), in accordance with the Standards for Quality Control in Audits (Business Accounting Council, October 28, 2005), and again requested further explanation when necessary. Based on the above methods, we reviewed the financial statements for said fiscal year (the balance sheets, statements of income, statements of changes in equity, and the notes to financial statements) and the accompanying schedules, and the consolidated financial statements (the consolidated balance sheets, consolidated statements of income, the consolidated statements of changes in equity, and the consolidated notes to financial statements).

2.	Result of Audit
	(1)	Result of Audit of Business Report, etc.
		i.	The Business Report and accompanying schedules correctly represent the condition of the Company in accordance with Law and the Company’s Charter.
		ii.	We have found no serious facts involving dishonest behavior or violations of any laws or the Company’s Charter by any of the directors in the execution of their duties.
iii.
We have determined the details of resolutions of the Board of Directors regarding the Company’s internal control systems are appropriate.  We found no matters of note regarding statements in the Business Report related to said internal control systems or the execution of the duties of directors with regards to same.

	(2)	Result of audit of financial statements and accompanying schedules
We find the audit methods and results of accounting auditor Ernst & Young ShinNihon LLC to be appropriate.
	(3)	Result of audit of consolidated financial statements
We find the audit methods and results of accounting auditor Ernst & Young ShinNihon LLC to be appropriate.

February 17, 2012
Board of Corporate Auditors of Hulic Co., Ltd.
Full-time Auditor	Kunihiro Mizoguchi	Seal
Auditor	Yoshihiro Inoue	Seal
Auditor	Koichi Nezu	Seal
Auditor	Nobuyuki Kobayashi	Seal
(Note) Auditors Kunihiro Mizoguchi, Inoue Yoshihiro, Koichi Nezu, and Nobuyuki Kobayashi are external auditors as set forth in Article 2(xvi) and Article 335(3) of the Company Act.